UNITED STATES
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SCHEDULE 14A

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DEVRY EDUCATION GROUP INC.

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DEVRY EDUCATION GROUP INC.
3005 Highland Parkway
Downers Grove, IL 60515-5799

SUPPLEMENT TO PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS,
TO BE HELD ON NOVEMBER 6, 2014

Reference is made to the definitive proxy statement on Schedule 14A filed by DeVry Education Group Inc. ("DeVry Group," "we," or “our") with the U.S. Securities and Exchange Commission (“SEC”) on October 8, 2014 (the “Original Filing”) and made available to DeVry Group’s shareholders in connection with the solicitation of proxies by DeVry Group’s Board of Directors for the 2014 Annual Meeting of Shareholders (the “Annual Meeting”) and any adjournment and postponement of the Annual Meeting.  The Original Filing contains important additional information.  This supplement should be read in conjunction with the Original Filing.

The purpose of this supplement is to provide the following additional information about performance-based restricted stock units (“Performance Shares”) that are granted to executive officers under our long-term incentive (LTI) plan.

In 2010, we developed a set of Executive Compensation Principles for guiding us in the design, evaluation and administration of our executive compensation programs.  The Principles include Stewardship, Alignment, Engagement, and Accountability.  We subsequently evaluated all of our executive compensation programs relative to the Principles and determined that our plans could more effectively reflect, reinforce and motivate the organization’s core mission and purpose.  DeVry Education Group’s mission is to empower students to achieve their academic and career goals.  We believe that our senior executives should be held accountable to, and rewarded for, the fulfillment of this mission, specifically to the quality of our educational programs as reflected in the performance and achievement of students.  And since the ongoing achievement of our students is essential to the creation of long-term shareholder value, we decided to tie our Performance Shares to a combination of measures of student achievement for each of our core educational institutions.  We call this our “Mission Based” award, which comprises 25% of the CEO’s and other executive officers’ LTI compensation.

The following table has been updated to reflect the specific goals that were established with respect to Performance Shares granted in fiscal year 2014.  These goals were the same for the Performance Shares granted in fiscal year 2013.

				Performance Goals (FY13 and FY14)
Institution	Performance Measure		Weighting	Threshold	Target	Maximum
DeVry University	Major Field Test Score		40%	139	142	146
Chamberlain College of Nursing	BSN NCLEX-RN 1st Time Pass Rate		20%	88%	90%	92%
Ross University School of Medicine &	USMLE 1st	Step I	10%	90%	92%	95%
American University of the Caribbean School of	Time Pass	Step II-CK	5%	83%	88%	94%
Medicine	Rate	Step II-CS	5%	88%	92%	95%
Carrington College	Student Retention	15%	79.5%	81.5%	83.5%
Ross University School of Veterinary Medicine	NAVLE First Time Pass Rate	5%	88%	90%	95%

Set forth below is further information regarding the nature of each of the performance measures referenced above, the rationale for its selection, and the basis upon which the performance goals were set for fiscal year 2014.

Major Field Test (DeVry University)

The Major Field Test was designed by Educational Testing Services (ETS) to assess the quality of programs across the full spectrum of higher education in the U.S.  ETS is a nationally renowned private non-profit organization with expertise in educational measurement.  It administers the Major Field Test at over 400 colleges and universities each year.

The average Major Field Test undergraduate business score was selected as the academic measure for DeVry University because it provides a consistent, reliable benchmark of the performance of DeVry University students versus students in similar programs at other colleges and universities (undergraduate business programs represent the programs of largest enrollment for DeVry University).  It therefore serves as a sound indicator of the academic quality of DeVry University’s programs.

The performance goals for fiscal year 2014 were set to support DeVry University’s larger goal of moving from an average score of 141 in 2013 to the national average level of 151.6 within 10 years. The threshold goal for fiscal year 2014 allows for very small degradation in score recognizing limitations in the availability of historical data and in the inherent variability of an average number involving a large and changing population of students. The target was set at a level never before achieved by DeVry University and the maximum goal represents a 3 percentage point improvement versus the national average, which would be half way to DeVry University’s 10 year goal in one year. The appropriateness and rigor of these goals and achievement timeframes have been validated over the past 2 years of testing since 2012, over which time DeVry University has maintained but not improved its average score.

 BSN NCLEX-RN First Time Pass Rate (Chamberlain College of Nursing)

The NCLEX-RN (National Council Licensure Examination) is an examination for the licensing of registered nurses in the United States.  After graduation from a Bachelor of Science (BSN) degree program at a school of nursing, students must pass the NCLEX-RN exam in order to receive a license to practice as a registered nurse in the U.S.

The NCLEX-RN first time pass rate for BSN graduates was selected as the academic measure for Chamberlain College of Nursing because it is a critical milestone in a BSN nursing student’s education.  It is a pre-requisite to employment and demonstrates a standard level of competency to practice.  It is objectively verifiable and performance can be compared against other institutions, as results are published quarterly and on an annual calendar year basis by state Boards of Nursing.

Chamberlain College of Nursing set the target at 90% for fiscal year 2014 because such passage rate is generally higher than the national average and has been Chamberlain College of Nursing’s goal for the past three years.  Each Chamberlain College of Nursing campus has a goal to achieve a 90% first time NCLEX-RN pass rate for BSN graduates.  Chamberlain College of Nursing’s overall NCLEX-RN pass rate for BSN graduates was 84.19% in CY10; 89.04% in CY11; 92.32% in CY12, and fell to 83.48% in CY13 when the National Council of State Boards of Nursing increased the difficulty level of the test.  The national average NCLEX-RN passage rate for BSN graduates was 88.69% in CY10; 89.09% in CY11; 91.66% in CY12 and 85.18% in 2013, again driven by the change in the test.  The year-to-date national average (through September 2014) NCLEX-RN passage rate for BSN graduates is 85.52%.  The national average includes mostly nursing colleges and universities that require higher entrance criteria than Chamberlain; therefore Chamberlain’s 90% NCLEX-RN first time pass rate for BSN graduates goal is a high bar.  In 2013, though 5 of 9 Chamberlain College of Nursing campuses exceeded the national average, only one campus achieved the Chamberlain College of Nursing goal of 90% or above.  Chamberlain College of Nursing’s trend in 2014 is an average passage rate of 86.07% through July.  The 90% passage rate target is consistent with the Chamberlain College of Nursing organizational target, and the maximum of 92% passage rate is Chamberlain College of Nursing’s organizational stretch goal.  As Chamberlain College of Nursing adds campuses, it will be increasingly challenging to achieve an overall average of all campuses at or above 90%, especially because newer campuses typically have fewer students, where one student failure has a significant impact on the campus average.

USMLE First Time Pass Rate (Ross University School of Medicine and American University of the Caribbean School of Medicine)

The United States Medical Licensing Examination (USMLE) is the examination for medical licensure in the United States and is sponsored by the Federation of State Medical Boards (FSMB) and the National Board of Medical Examiners (NBME).  The USMLE assesses a physician's ability to apply knowledge, concepts, and principles, and to demonstrate fundamental patient-centered skills, that are important in health and disease and that constitute the basis of safe and effective patient care.  There are three Steps to the USMLE and Step 2 is divided into a Clinical Knowledge (CK) and Clinical Skills (CS) component.  Step 3 occurs after graduation from medical school.

The step 1 and 2 USMLE first time pass rates were chosen as appropriate academic measures for Ross University School of Medicine and American University of the Caribbean School of Medicine for a number of reasons.  They are based on an objective national test all medical students must pass in order to be licensed in the U.S.  They are available for U.S. medical schools as well as international schools who have students wishing to obtain residency and licensure in the U.S.  The examinations themselves are rigorously reviewed for content validity and reliability.  The pass rate scores are simple to understand and are viewed throughout medical education as the most vigorous objective comparison amongst medical schools.  Moreover, USMLE first time pass rates directly relate to the mission of the DeVry Group medical schools, which is to produce physicians for the U.S.  Even though many students who initially fail do pass on a subsequent attempt, passing the test on the first attempt is important to the students of these schools, as it is viewed favorably by the residency training programs to which they are applying.  First time pass rates also are viewed by the U.S. accreditors and those international medical schools whose accreditor is approved by the U.S. Department of Education as an indicator of the quality of the medical school.  The Department has set a standard of 75% pass rate on Step 1 as part of eligibility for Title IV funding.

The performance goals for fiscal year 2014 were set at levels deemed to be rigorous as they are: (i) at the high end of the range of the two schools’ pass rates for the previous five years, which were for Ross University School of Medicine 90% to 97% on Step1, 80% to 88% on Step2 CK, and 82% to 93% on Step2 CS, and for American University of the Caribbean 91.6% to 97% on Step1, 80.2% to 94.3% on Step2 CK, and 80.3% to 93.2% on Step2 CS; (ii) comparable to the average pass rates of U.S. medical schools in the same five year time period, which on average were 94.6% for U.S. and Canadian allopathic schools and 87.6% for U.S. osteopathic schools for step 1, 97.4% for U.S. and Canadian allopathic schools and 93.6% for U.S. osteopathic schools for Step2 CK, and 97.4% for U.S. and Canadian allopathic schools and 89% for U.S. osteopathic schools for Step2 CS; and (iii) significantly higher than the average pass rates for all international medical schools, which in the same five year period (2009 through 2013) averaged 74.2% on Step1, 83.4% for Step2 CK and 76.8% for Step2 CS.  Please note that osteopathic schools are a significant source of competition for Ross University School of Medicine and American University of the Caribbean School of Medicine.

Student Retention (Carrington College)

An institution’s retention level provides an indication of how well its students are persisting toward the goal of completing their academic programs and graduating.  Carrington College calculates it by dividing the sum of the total number of students who were actively attending Carrington College at the end of the year and those who graduated by the total number of students who were actively attending at some point during the year.  Carrington College reports its retention rate annually to its institutional accreditor, the Accrediting Commission of Community and Junior Colleges of the Western Association of Schools and Colleges (ACCJC-WASC).

Student retention was chosen as an appropriate academic measure for Carrington College because it is perceived to be one of the best measures of the success of Carrington College’s students in its programs, and a strong indicator of students’ ability to secure employment and be able to pay back their student loans.  Further, Carrington College already is required to calculate and report retention rates to ACCJC-WASC, as well as to set and achieve retention goals for continuous improvement.

The retention goals for fiscal year 2014 were set at levels calculated to serve Carrington College’s secondary objective of reducing its cohort default rate by 6% in 5 years.  Higher student retention rates correlate directly to lower cohort default rates.  The targets were deemed to be appropriately rigorous in view of Carrington College’s historical retention rates and strategic direction.  Carrington College’s historical retention rates have ranged between 73% and 84% over the last 5 years.  A further consideration was the fact that Carrington College also is moving toward offering more online alternatives for its students.  Since retention rates for online students tend to be lower than for students studying in a campus setting, this is likely to bring down the rate.  The appropriateness of the goals also was reinforced by normative considerations.  While ACCJC-WASC does not prescribe minimum standards, other accreditors do.  As a comparison, one of Carrington College’s previous institutional accreditors, the Accrediting Council for Independent Colleges and Schools (ACICS) sets its minimum retention standard at 60%, and its benchmark standards at 65% for certificate programs and 70% for degree programs.  Carrington College’s retention goals are significantly higher than the ACICS standard.

NAVLE First Time Pass Rate (Ross University School of Veterinary Medicine)

The North American Veterinary Licensing Examination (NAVLE) is a requirement for licensure to practice veterinary medicine in all licensing jurisdictions in North America. The NAVLE consists of 360 clinically relevant multiple choice questions administered by an independent examiner, the National Board of Veterinary Medical Examiners (NBVME).

The NAVLE first time pass rate was chosen as an appropriate academic measure for a number of reasons.  It relates directly to the mission of the Ross University School of Veterinary Medicine (RUSVM) to produce practice-ready veterinarians.  It is based on an objective test all veterinary students must pass in order to be licensed in the North America.  The examination is rigorously reviewed for content validity and reliability.  The pass rate scores are simple to understand and are viewed throughout veterinary medical education as the most vigorous objective comparison amongst veterinary schools.  The American Veterinary Medical Association, RUSVM’s accreditor, maintains NAVLE graduate class pass rate as an accreditation standard indicative of the academic quality of a veterinary school.

The goals were set for fiscal year 2014 at levels appropriate to drive a continuation of RUSVM’s outstanding past performance in first time NAVLE pass rates, which ranged from 85%-91% for fiscal years 2009-2013.  They were set far higher than the 80% minimum graduating class NAVLE pass rates required for RUSVM to maintain its AVMA accreditation.  And they were placed right in line with the range of first time pass rates for all AVMA-Accredited veterinary schools, which was 92% to 96% from 2009 to 2013.

The above information is intended to provide additional context for why we selected the measures we did, and how we set the performance goals for fiscal year 2014.  Each goal was chosen with a view to being challenging but attainable.  We will continue to seek feedback from our fellow owners and strive to improve this performance share plan on a continuous basis.

Except as set forth in this Proxy Supplement, all information set forth in the Original Filing remains unchanged. Please note that this Proxy Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement. As a stockholder, your vote is very important and the Board of Directors strongly encourages you to exercise your right to vote whether or not you plan to attend the Annual Meeting.

October 27, 2014.